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Exhibit (a)(1)(D)

Letter to Brokers and Dealers with Respect to
Offer to Purchase
All Outstanding Shares of Common Stock
of
Trans Energy, Inc.
at
$3.58 Per Share, Net in Cash,
Pursuant to the Offer to Purchase dated October 27, 2016
by
WV Merger Sub, Inc.
a wholly owned subsidiary of
EQT Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, NOVEMBER 28, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE SO EXTENDED, THE "EXPIRATION DATE"), UNLESS EARLIER TERMINATED.

 October 27, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by WV Merger Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of EQT Corporation, a Pennsylvania corporation ("EQT"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 per share (each, a "Share" and collectively, the "Shares"), of Trans Energy, Inc., a Nevada corporation ("Trans Energy"), at a price of $3.58 per Share, net to the seller in cash, without interest (the "Offer Price") and less any required withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 27, 2016 (as it may be amended or supplemented, the "Offer to Purchase"), and in the related Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") enclosed herewith. All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), the consummation of the Republic Transaction (as defined in the Offer to Purchase), the delivery of payoff letters by Trans Energy to EQT with respect to indebtedness under Trans Energy's credit agreement and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

        Enclosed herewith are the following documents:

    1.
    The Offer to Purchase;

    2.
    The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients, together with the included certificate of non-foreign status and the included Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

    3.
    A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4.
    A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    5.
    A return envelope addressed to the Depositary for your use only.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, NOVEMBER 28, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 24, 2016 (as it may be amended or supplemented, the "Merger Agreement"), by and among Trans Energy, EQT and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Trans Energy, with Trans Energy continuing as the surviving corporation and a wholly owned subsidiary of EQT (the "Merger"). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares of common stock held by Trans Energy or any of its wholly owned subsidiaries as treasury stock or owned by EQT or any of its subsidiaries, including the Purchaser, all of which will be cancelled and shall cease to exist, and (ii) Dissenting Shares (as defined in the Offer to Purchase), if any) will be converted into the right to receive an amount in cash equal to the Offer Price, less any required withholding tax.

        After careful consideration, the Trans Energy Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined herein) (collectively, the "Transactions"), are advisable, and in the best interests of, Trans Energy and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions and (iii) resolved to recommend that the stockholders of Trans Energy accept the Offer, tender their Shares and, if required by applicable law, approve the Merger Agreement and the Transactions.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will promptly pay for, all Shares validly tendered in the Offer, and not validly withdrawn, prior to the Expiration Date if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Purchaser's expense.

Very truly yours,
Georgeson LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER OR TRANS ENERGY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

 The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Banks, brokers and shareholders may call toll-free: (866) 203-9401

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  Exhibit (a)(1)(D)
Letter to Brokers and Dealers with Respect to Offer to Purchase All Outstanding Shares of Common Stock of Trans Energy, Inc. at $3.58 Per Share, Net in Cash, Pursuant to the Offer to Purchase dated October 27, 2016 by WV Merger Sub, Inc. a wholly owned subsidiary of EQT Corporation
  October 27, 2016
The Information Agent for the Offer is